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                                       EXHIBIT 11

                                   CHIRON CORPORATION
                    STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

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                                        Six Months Ended              3 Months Ended
                                  ------------------------------   --------------------------
                                   June 30,          June 30,        June 30,       June 30,
                                     1995              1994            1995           1994
                                  -------------    -------------   -------------  -----------
Net Income (Loss)                 $(384,949,000)    $ 9,927,000     $   830,000   $ 5,110,000
                                  -------------    -------------    ------------  ------------
Primary Computation of:

Weighted average number
 of common shares outstanding     $ 40,086,000       32,890,000      40,150,000    32,956,000

Weighted average dilutive
 incremental common shares
 issuable from exercise of
 warrants                                    --          77,000           9,000        49,000

Weighted average dilutive
 incremental common shares
 issuable under employee
 stock option programs                       --       1,367,000         736,000     1,063,000
                                  -------------    -------------    ------------  ------------

Total weighted average
 primary common shares              40,086,000       34,334,000      40,895,000    34,068,000
                                  -------------    -------------    ------------  ------------

Net income (loss) per share       $      (9.60)   $        0.29    $       0.02   $      0.15
                                  -------------    -------------    ------------  ------------
                                  -------------    -------------    ------------  ------------
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